Exhibit 16.1

July 14, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Inland Western Retail Real Estate Trust, Inc. (the “Company”) and, under the date of March 31, 2009, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007 and the effectiveness of internal control over financial reporting as of December 31, 2008. On July 9, 2009, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 9, 2009, and we agree with such statements, except that (i) we are not in a position to agree or disagree with the Company’s stated reason for changing principal accountants (ii) we are not in a position to agree or disagree with the Company’s statement that the change was recommended by the Audit Committee of the Company’s Board of Directors and approved by the Board of Directors and (iii) we are not in a position to agree or disagree with the Company’s statement that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP